Exhibit 99.7

SCHEDULE I

Set forth below are the names, business addresses and present principal occupations of the directors and executive officers of Glencore plc, Glencore International AG and Glencore Operations Australia Pty Limited. Where no business address is given for an executive officer or director, and such director’s or officer’s principal employer is Glencore plc or one of its subsidiaries, the business address is Baarermattstrasse 3, CH-6340, Baar, Switzerland. To the best knowledge of the Reporting Persons, none of the persons listed below beneficially owns any Ordinary Shares.

Directors of Glencore plc:

Name	Principal Occupation	Business Address	Citizenship
Gary Nagle, Director	Chief Executive Officer of Glencore plc	c/o Glencore International AG Baarermattstrasse 3 CH-6340 Baar Switzerland	South Africa
Kalidas Madhavpeddi, Non-Executive Chairman	Director	c/o Glencore International AG Baarermattstrasse 3 CH-6340 Baar Switzerland	USA
John Wallington, Non-Executive Director	Director	c/o Glencore International AG Baarermattstrasse 3 CH-6340 Baar Switzerland	South Africa
Martin Gilbert, Non-Executive Director	Director	c/o Glencore UK Ltd. 18 Hanover Square London W1S 1JY United Kingdom	United Kingdom
Cynthia Carroll, Non-Executive Director	Director	c/o Glencore International AG Baarermattstrasse 3 CH-6340 Baar Switzerland	USA
Gill Marcus, Senior Independent Director	Director	c/o Glencore South Africa (Pty) Ltd. 3rd Floor, Worley Parsons Building 39 Melrose Boulevard Melrose Arch Melrose North 2196 South Africa	South Africa
Liz Hewitt, Non-Executive Director	Director	c/o Glencore UK Ltd. 18 Hanover Square London W1S 1JY United Kingdom	United Kingdom
María Margarita Zuleta, Non-Executive Director	Director	c/o Glencore International AG Baarermattstrasse 3 CH-6340 Baar Switzerland	Colombia

Executive Officers of Glencore plc:

Name	Principal Occupation	Business Address	Citizenship
Gary Nagle	Chief Executive Officer of Glencore plc	c/o Glencore International AG Baarermattstrasse 3 CH-6340 Baar Switzerland	South Africa
Steven Kalmin	Chief Financial Officer of Glencore plc	c/o Glencore International AG Baarermattstrasse 3 CH-6340 Baar Switzerland	Australia
John Burton	Company Secretary of Glencore plc	c/o Glencore International AG Baarermattstrasse 3 CH-6340 Baar Switzerland	United Kingdom

Directors and Executive Officers of Glencore International AG:

Name	Principal Occupation	Business Address	Citizenship
Gary Nagle, Member of the Board of Directors	Chief Executive Officer of Glencore plc	c/o Glencore International AG Baarermattstrasse 3 CH-6340 Baar Switzerland	South Africa
Steven Kalmin, Member of the Board of Directors	Chief Financial Officer of Glencore plc	c/o Glencore International AG Baarermattstrasse 3 CH-6340 Baar Switzerland	Australia
John Burton, Member of the Board of Directors	Company Secretary of Glencore plc	c/o Glencore International AG Baarermattstrasse 3 CH-6340 Baar Switzerland	United Kingdom

Each director of Glencore International AG is also an executive officer of the company.

Directors and Executive Officers of Glencore Operations Australia Pty Limited:

Name	Principal Occupation	Business Address	Citizenship
Nicholas John Edward Talintyre, Director	Australian Regional Lead	c/o Glencore Australia Holdings Pty Limited Level 44, Gateway, 1 Macquarie Place, Sydney, NSW, 2000, Australia	Australia
Jay Fraser Jools, Director	Finance Director	c/o Glencore Australia Holdings Pty Limited Level 44, Gateway, 1 Macquarie Place, Sydney, NSW, 2000, Australia	Australia
Matthew Douglas Conroy, Secretary	Regional Finance Lead	c/o Glencore Australia Holdings Pty Limited Level 44, Gateway, 1 Macquarie Place, Sydney, NSW, 2000, Australia	Australia
Rosemary Victoria Summers, Secretary	Regional Insurance Lead	c/o Glencore Australia Holdings Pty Limited Level 44, Gateway, 1 Macquarie Place, Sydney, NSW, 2000, Australia	Australia

SCHEDULE II

On May 24, 2022, in an agreement with the Department of Justice (“DOJ”), Glencore International AG, a wholly-owned subsidiary of Glencore plc, agreed to $428,521,173 in fines and $272,185,792 in forfeiture and disgorgement and pled guilty in the Southern District of New York to one count of conspiracy to violate the US Foreign Corrupt Practices Act related to past actions in certain overseas jurisdictions. The DOJ agreement provided for the appointment of an independent compliance monitor for a period of three years to assess and monitor Glencore International AG’s compliance with the terms of the agreement and evaluate the effectiveness of its compliance program and internal controls.

On May 24, 2022, in a separate agreement with the DOJ, Glencore AG agreed to a fine of $341,221,682 and forfeiture of $144,417,203 and pled guilty in the District of Connecticut to one count of conspiracy to commit commodity price manipulation related to past market conduct in certain US fuel oil markets. The DOJ agreement provided for the appointment of an independent compliance monitor for a period of three years to assess and monitor Glencore AG’s compliance with the agreement and evaluate the effectiveness of its compliance program and internal controls.

In March 2025, the DOJ announced the early conclusion of the monitorships following a review of the facts and circumstances of the case and Glencore’s efforts to date.

On May 24, 2022, Glencore International AG, Glencore AG and Chemoil Corporation (a wholly-owned subsidiary of Glencore plc) reached a separate agreement to resolve an investigation by the CFTC in relation to civil violations of the Commodity Exchange Act and CFTC regulations, in connection with past market conduct in certain US fuel oil markets as well as past corrupt practices in certain overseas jurisdictions. The companies agreed to pay $333,548,040 in civil penalties and disgorgement to the CFTC, with the $852,797,810 balance of the penalty to the CFTC being offset against penalties imposed by other authorities.

On May 24, 2022, Glencore further agreed to pay $39,598,367 under a resolution signed with the Brazilian Federal Prosecutor’s Office in connection with its bribery investigation.

On June 21, 2022, Glencore Energy UK Limited (a wholly-owned subsidiary of Glencore plc) pled guilty in Southwark Crown Court to five counts of bribery and two counts of failure to prevent bribery under the UK Bribery Act 2010. On November 3, 2022, Glencore Energy UK Limited was sentenced to pay a financial penalty and costs of GBP 280,965,092.95.

On August 5, 2024, the Office of the Attorney General of Switzerland (“OAG”) announced that it has closed its criminal investigation against Glencore International with a summary penalty order and an abandonment order. The summary penalty order holds Glencore International criminally liable for failing to have taken all necessary and reasonable organizational measures to prevent the bribery of a Congolese public official by a business partner in 2011 in connection with the acquisition from the state-owned mining company by that business partner of minority stakes in two mining companies in the Democratic Republic of the Congo. Glencore International sentenced to a fine of CHF 2 million and the OAG imposed a compensation claim in the amount of US$150 million in respect of the estimated benefit obtained by the business partner. The parallel investigation by the Dutch Prosecution Service has also been concluded, and the case was dismissed following the resolution of the Swiss investigation. Glencore did not admit the findings of the OAG, but in the interests of resolving this matter agreed not to appeal the summary penalty order.

In September 2024, the Glencore plc was notified by the Economic Crime and Confiscation Unit (ECCU) of the Law Officers’ Department, Jersey that it was investigating the company in respect of (i) the corrupt activities and related money laundering of the Group; and (ii) the accuracy of assurances, representations and warranties given to all parties involved in the approval, issuance and promotion of the initial public offering prospectus of the Company in 2011. The investigation appears to be related to the same underlying facts as the concluded resolutions with the other authorities.